FEBRUARY 8, 2007



U.S. SECURITIES AND EXCHANGE COMMISSION
Division of Corporation Finance
100 F Street, N.E., Washington, D.C. 20549

RE: TAG EVENTS CORP. - FORM SB-2

Dear Sirs:

As independent registered public accountants, we hereby consent to the inclusion or incorporation by reference in this Form SB-2 dated February 8, 2007, of the following:

- Our Report to the Stockholders and Board of Directors of Tag Events Corp. dated January 15, 2007 on the financial statements of the Company as at September 30, 2006 and the statement of operations, stockholders' equity and cash flows for the period from July 18, 2006 (inception) to September 30, 2006.

In addition, we also  consent  to  the reference to our firm included under the
heading  "Interests  of  Named  Experts   And  Counsel"  in  this  Registration
Statement.

Yours truly,


"DMCL"


DALE MATHESON CARR-HILTON LABONTE LLP
"DMCL" Chartered Accountants
Vancouver, Canada